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                                                                  EXHIBIT 21.1



          The following is a list of subsidiaries of the Company and the states in which they are incorporated:

Subsidiary                                        State of Incorporation

Infodata Systems International Inc.               New York
Infodata Systems Research and Development, Inc.   New York
AMBIA Corporation                                 California